Exhibit 10.8

The following current executive officers have entered into Executive Severance Agreements with the Company in the form filed herewith. The information listed below is inserted into the blanks for the respective executive officer’s Executive Severance Agreement.

	Salary Multiplier Rate	Termination Period	Change of Control Continuation Period
	(Section 4(a)(4))	(Section 1(n))	(Section 2)

Chris E. Hufnagel	2	2 years	24 months
Amy M. Klimek	2	2 years	24 months
Susan J. Kuhn	2	2 years	24 months
David A. Latchana	2	2 years	24 months
Taryn L. Miller	2	2 years	24 months
Isabel Soriano	2	2 years	24 months